Exhibit 10.05

DERMA SCIENCES, INC

COMVITA NEW ZEALAND LIMITED

MANUFACTURING AGREEMENT

AGREEMENT dated February 23, 2010

PARTIES

DERMA SCIENCES, INC, of Princeton, New Jersey, United States of America (“Derma Sciences”)

COMVITA NEW ZEALAND LIMITED, of Paengaroa, New Zealand (“Comvita”)

INTRODUCTION

A.	Derma Sciences has the ability to manufacture OTC Products.

B.	Comvita wishes Derma Sciences to manufacture for and supply to, Comvita OTC Products.

C.	Derma Sciences has agreed to manufacture for and supply to, Comvita OTC Products on the terms and conditions set out below.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement, including the Introduction, unless the context otherwise requires, the following terms will have the following meanings:

“Agreement” means this agreement and the attached Schedules;

“Business Day” means a day, excluding Saturdays, Sundays, statutory public holidays or any day in the period starting on 24 December and ending on 5 January, on which banks are open for ordinary over-the-counter business in either Tauranga, New Zealand or New Jersey, United States of America;

“Commencement Date” means the date of signing of this Agreement by both parties;

“Confidentiality Agreement” means the agreement entered into between the parties and entitled “Confidentiality Agreement” and dated on or about the Commencement Date;

“Confidential Information” means all information of any kind, whether in tangible or documentary form, and whether marked or identified as being confidential, relating to the Disclosing Party or its business affairs and includes information relating to any of:

(a)	the business operations, business strategies, marketing plans and technologies of the Disclosing Party; or

(b)	the terms of this Agreement;

“Cost of Production” means the cost of direct materials, direct labour and any other expenses directly related (and fairly allocated based on actual value added or percentage contribution (whichever is lower)) to the manufacturing cost of the relevant product, along with a reasonable and systematic allocation of fixed and variable production overheads;

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	1

“Disclosing Party” means the party to whom or to whose business affairs the Confidential Information relates;

“FOB” means Free on Board, and has the meaning given to that term as set out in Incoterms 2000;

“Force Majeure” has the meaning given to that term in clause 13.1;

“Incoterms 2000” means the International Chamber of Commerce official rules for the interpretation of trade terms, which came into force on 1 January 2000, as amended or revised from time to time;

“Licence Agreement” means the agreement entered into between the parties and entitled “Licence Agreement” and dated on or about the date of this Agreement;

“Licensed Products” has the meaning given to that term in the Licence Agreement;

“Medical Honey” means honey being to the specifications set out in Schedule 1, or such other specifications as the parties may agree in writing;

“Notice” has the meaning given to that term in clause 13.7(a);

“OTC Products” means:

(a)	the products listed in Schedule 2; and

(b)	such other products containing Medical Honey that Comvita believes are suitable for sale in an OTC Store;

“OTC Store”:

(a)	means any retail outlet or website where an end customer could purchase products containing Medical Honey without the need for a prescription or an order by a clinician or physician; but

(b)	excludes any part of such retail outlet or website where an end customer could purchase products containing Medical Honey with a prescription or an order by a clinician or physician;

“Recipient” means the party receiving Confidential Information under this Agreement;

“Restraint Agreement” means the agreement entered into between the parties and entitled “Restraint Agreement” and dated on or about the date of this Agreement; and

“Territory” means the world.

1.2	Interpretation: In this Agreement:

(a)	headings are used for convenience only and will not affect its interpretation;

(b)	references to the singular include the plural and vice versa;

(c)	references to a party include that party’s successors, executors, administrators and permitted assignees (as the case may be);

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	2

(d)	references to clauses and Schedules are to those clauses and Schedules in this Agreement;

(e)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(f)	references to a gender includes all genders;

(g)	references to a “person” include:

(i)	an individual, firm, company, corporation or unincorporated body of persons;

(ii)	any public, territorial or regional authority;

(iii)	any government; and

(iv)	any agency of any government or authority; and

(h)	any obligation not to do anything includes an obligation not to suffer, permit or cause that thing to be done.

2.	MANUFACTURE AND SUPPLY

2.1	Derma Sciences to manufacture and supply: Derma Sciences will manufacture for and supply exclusively to Comvita OTC Products in accordance with this Agreement.

2.2	Meet orders: Derma Sciences will use reasonable endeavours to meet all orders for OTC Products from Comvita, subject to availability of product.

2.3
Sub-contracting:  Derma Sciences may subcontract the manufacture of OTC Products only to a sub-licensee approved by Comvita in accordance with clause 2.8 of the Licence Agreement.  Derma Sciences will remain liable for the acts of its permitted subcontractors as if they were acts or omissions of Derma Sciences.

2.4
Right to obtain OTC Products elsewhere: For the avoidance of doubt, Comvita will be entitled to obtain supplies of OTC Products from persons other than Derma Sciences. However, Comvita’s intention is to give Derma Sciences the opportunity to supply OTC Products to Comvita in preference to other suppliers, provided Derma Sciences can offer competitive pricing and terms.

3.	RANGE OF OTC PRODUCTS

3.1	Range: The range of OTC Products that Derma Sciences will manufacture and supply under this Agreement will be:

(a)	the products listed in Schedule 2; and

(b)	such other products to be sold in OTC Stores that the parties may agree in writing from time to time.

3.2	Restriction: Derma Sciences may not manufacture for and supply to itself or any person other than Comvita, any OTC Products that are not also Licensed Products.

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	3

4.	ORDERING PROCEDURE

4.1	Placement of orders:

(a)	Comvita will place orders for OTC Products with Derma Sciences. Each order will be in writing, will be sent by facsimile, email or other electronic means approved by Derma Sciences, and will specify:

(i)	the date of the order;

(ii)	the volume and type of OTC Products ordered; and

(iii)	a delivery date for the OTC Products.

(b)
Unless otherwise agreed by the parties, Comvita will place all orders for OTC Products at least twelve (12) weeks in advance of the date that Comvita wishes such OTC Products to arrive at its premises.

4.2	Acknowledgement and acceptance of order:

(a)	Derma Sciences will acknowledge to Comvita in writing all orders received by it under clause 4.1. Derma Sciences’ acknowledgement will confirm whether or not Derma Sciences accepts the order.

(b)	Upon Derma Sciences accepting the order:

(i)	a binding contract to supply the OTC Products on the terms and conditions of this Agreement will exist; and

(ii)	neither party will be permitted to cancel or vary such order without the other party’s written consent, unless otherwise expressly permitted under this Agreement.

(c)
For the avoidance of doubt, each order will constitute a separate contract and any default by Derma Sciences in relation to any one order will not entitle Comvita to treat this Agreement as terminated (provided that if such default in and of itself would constitute a material breach of this Agreement because of the volume of product ordered, then this shall not restrict the right of Comvita to exercise its rights under clause 12.2).

5.	FORECASTS

5.1	Rolling forecasts: Comvita will supply to Derma Sciences on or before 31 March and 30 September of each year a rolling 12 month forecast of Comvita’s anticipated requirements for each OTC Product.

5.2
Reasonably accurate:  The parties agree that the forecasts given under this clause 5 will not be binding on the parties, but Comvita will use reasonable endeavours to ensure such forecasts are reasonably accurate based on information known to Comvita at the time they are given.

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	4

6.	PRICE AND PAYMENT

6.1	Price:

(a)	The parties agree that the price for the OTC Products will be Derma Sciences’ Cost of Production plus a margin of 25%. The price for each OTC Product will be:

(i)	calculated on an annual basis at the start of each calendar year;

(ii)	fixed for such calendar year; and

(iii)	immediately notified by Derma Sciences to Comvita in writing.

(b)
The price for the OTC Products will be expressed in United States dollars and will be exclusive of any goods and services tax or other value added or sales taxes, which if applicable, will be payable in addition.

(c)
Derma Sciences will provide to Comvita on request full and complete details on an “open book” basis of the Cost of Production. For the avoidance of doubt, such details will be regarded as the Confidential Information of Derma Sciences.

(d)	Derma Sciences will use reasonable endeavours to manufacture the OTC Products efficiently and in the most cost effective manner, and to keep the Cost of Production to a minimum.

6.2	Invoicing and payment:

(a)	Derma Sciences will invoice Comvita for the price for OTC Products ordered by Comvita upon delivery FOB Factory.

(b)	Comvita will pay all invoices in United States dollars within 60 days following the date of the invoice, subject to clause 6.2(c).

(c)
If Comvita disputes in good faith the whole or any portion of any invoice issued under clause 6.2(a), Comvita will pay the portion of the invoice that is not in dispute, but may withhold payment of the disputed portion until the dispute is resolved.

7.	DELIVERY

7.1	FOB: Derma Sciences will deliver the OTC Products to Comvita FOB Factory. Delivery must take place by no later than the delivery date specified in the order.

7.2	Incoterms 2000: The FOB provisions of Incoterms 2000 will govern all matters relating to delivery, including (without limitation):

(a)	who is responsible for arranging shipping and delivery of the OTC Products;

(b)	who is to pay any costs related to shipping and delivery, including carriage, insurance and customs clearance charges; and

(c)	at what point risk in the OTC Products passes to Comvita,

except to the extent those provisions are inconsistent with the terms of this Agreement.

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	5

7.3
Additional charges:  Any additional freight charges incurred in the supply of OTC Products to Comvita as a consequence of failure by a party to meet its ordering or supply obligations under this Agreement (including Comvita’s failure to comply with clause 4.1(b) and Derma Sciences’ failure to deliver the OTC Products by the delivery date pursuant to clause 4.1(a)) will be met by the party responsible for the failure.

8.	TITLE

8.1	Title in the OTC Products sold to Comvita will pass to Comvita upon delivery FOB Factory.

9.	STANDARDS OF MANUFACTURE

9.1
Manufacture to standards:  Derma Sciences will manufacture the OTC Products in accordance with the written standards and specifications provided by Comvita from time to time or otherwise approved by Comvita in writing.  Derma Sciences must carry out test procedures for quality control to ensure all OTC Products manufactured by it and its permitted subcontractors comply with such specifications.

9.2	Samples:

(a)
Before supplying commercial quantities of any range of OTC Products to Comvita, Derma Sciences must submit to Comvita for the purposes of verifying compliance with any standards and specifications provided or approved by Comvita in writing:

(i)	a reasonable number of samples of that OTC Product; and

(ii)	any testing data required by Comvita to verify that such OTC Product has been manufactured to the standards and specifications provided or approved by Comvita in writing.

(b)
Without limiting clause 9.2(a), Derma Sciences will provide Comvita with a reasonable number of additional samples of the OTC Products manufactured by Derma Sciences as and when reasonably requested by Comvita.

(c)
All costs incurred by Derma Sciences in supplying any samples or data under this clause 9.2, including all costs of freight and insurance, will be the responsibility of Derma Sciences.  Risk in any such samples or data will not pass to Comvita until delivery of them to Comvita.

9.3	Approvals: Derma Sciences will:

(a)
apply in its own name for any licences, approvals, permits and applications required by any governmental authority or agency in the Territory in connection with the development, manufacture, use or supply to Comvita of the OTC Products;

(b)	provide Comvita with copies of any licences, approvals, permits and applications under clause 9.3(a) requested by Comvita; and

(c)	comply with all applicable laws and regulations in the Territory in the making for and supply to Comvita of OTC Products.

9.4
Inspection:  Derma Sciences will itself, and will ensure that its permitted sub-contractors, permit Comvita or its representative to inspect the manner of manufacture and the quality control systems of Derma Sciences and any such sub-contractors relating to the OTC Products.

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	6

10.	WARRANTIES AND LIABILITY

10.1	Warranty:

(a)	Derma Sciences warrants that the OTC Products supplied by it to Comvita will conform to the specifications for them pursuant to clause 9.1 for the duration of their shelf life.

(b)
If any OTC Products do not comply with the warranty in clause 10.1(a), Derma Sciences will provide to Comvita replacement OTC Products that do comply at no extra cost to Comvita. In such case, Comvita will return all non-complying OTC Products to Derma Sciences at Derma Sciences’ cost.

10.2	No implied warranties: Comvita acknowledges that:

(a)	it does not enter into this Agreement in reliance on any representation, warranty, term or condition, except as expressly provided in this Agreement; and

(b)	all conditions, warranties or other terms implied by statute or common law are excluded by Derma Sciences from this Agreement to the fullest extent permitted by law.

10.3	Exclusion of liability: In no event will Derma Sciences be liable (whether in contract, tort, negligence or in any other way) to Comvita for:

(a)	loss of revenue or profit, loss of anticipated savings, loss of goodwill or opportunity, loss of production, loss or corruption of data or wasted management or staff time; or

(b)	loss, damage, cost or expense of any kind whatsoever that is indirect, consequential, or of a special nature,

arising directly or indirectly out of this Agreement, even if Derma Sciences had been advised of the possibility of such loss, damage, cost or expense, and even if such loss, damage, cost or expense was reasonably foreseeable by Derma Sciences.

10.4	Insurance:

(a)
During the term of this Agreement and for three years afterwards, Derma Sciences will maintain insurance coverage in amounts and against risks that are normal for businesses similar to that of Derma Sciences.

(b)	Derma Sciences will, upon request, provide to Comvita a certificate from the insurer confirming the terms of such insurance.

11.	TERM AND TERMINATION

11.1
Commencement and term:  This Agreement will come into effect on the Commencement Date and will continue in full force and effect for so long as the Licence Agreement remains in full force and effect, unless earlier terminated pursuant to clauses 11.2 or 11.3.

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	7

11.2	Early termination: Without prejudice to any other right or remedy it may have, either party may immediately terminate this Agreement at any time by giving to the other party notice in writing if:

(a)
the other party is in material breach of this Agreement and the material breach is not remedied within 20 Business Days of the other party receiving notice specifying the material breach and requiring its remedy, provided that for non-payment defaults, if it is not commercially reasonable for a material breach to be fully cured within 20 Business Days, then the cure period shall be extended for an additional period of no greater than six months provided the party in material breach has commenced remedying the default and has clearly demonstrated in writing that it is diligently pursuing and continues to diligently pursue such cure;

(b)
the other party ceases or threatens to cease to carry on all or substantially all of its business or operations, is declared or becomes bankrupt or insolvent, is unable to pay its debts as they fall due, enters into a general assignment of its indebtedness or a scheme of arrangement or composition with its creditors, or takes or suffers any similar or analogous action in consequence of debt;

(c)
a trustee, manager, administrator, administrative receiver, receiver, inspector under any legislation or similar officer is appointed in respect of the whole or any part of the other party’s assets or business; or

(d)	an order is made or a resolution is passed for the liquidation of the other party (other than voluntarily for the purpose of a solvent amalgamation or reconstruction).

11.3	Termination of Restraint Agreement or Licence Agreement: This Agreement will immediately terminate in the event of termination of the Restraint Agreement or the Licence Agreement for any reason.

11.4	Consequences of termination: On termination or expiration of this Agreement for any reason whatsoever:

(a)
Derma Sciences will (if required by Comvita) complete any order for OTC Products confirmed by it before the date of termination or expiration, and the provisions of this Agreement will continue to apply to any such order;

(b)	Comvita will remain liable to pay to Derma Sciences the price for OTC Products delivered under this Agreement;

(c)
Comvita will purchase from Derma Sciences any unused Medical Honey that was manufactured by Comvita, non obsolete packaging for OTC Products, and other usable inventory for OTC Products in the possession of Derma Sciences (not to exceed a six month supply based on the higher of Comvita’s most recent forecast or the prior six months’ sales) at the price at which Derma Sciences purchased such items from Comvita or a third party (as the case may be);

(d)
the Recipient will, upon receipt of a written request from the Disclosing Party, return or destroy (at the Disclosing Party’s option), all Confidential Information in the Recipient’s possession or under the Recipient’s control.  Upon the return or destruction (as the case may be) of all such Confidential Information, the Recipient will provide to the Disclosing Party a certificate stating that the Confidential Information returned or destroyed comprises all the Confidential Information in the Recipient’s possession or under the Recipient’s control;

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	8

(e)
the provisions of clauses 6, 10, 11.4, 13 and any other clauses intended to survive termination, together with those other provisions of this Agreement that are incidental to, and required in order to give effect to those clauses, will remain in full force and effect; and

(f)
subject to this clause 11.4, and except for any rights and remedies of the parties that have accrued before termination or expiration, including for any prior breach of this Agreement, neither party will be under any further obligation to the other party.

12.	DISPUTES

12.1
Mediation:  In the event of a dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, the parties will first seek settlement of that dispute by mediation in accordance with the LCIA Mediation Procedure, which Procedure is deemed to be incorporated by reference into this clause 12.

12.2
Arbitration:  If the dispute is not settled by mediation within five days of the commencement of the mediation, or such further period as the parties may agree in writing, the dispute will be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause 12.

12.3	Language: The language to be used in the mediation and in the arbitration will be English.

12.4	Governing law: The governing law of this Agreement will be the substantive law of New Zealand.

12.5	Arbitration procedure: In any arbitration commenced pursuant to this clause 12:

(a)	the number of arbitrators will be three; and

(b)	the seat, or legal place, of arbitration will be London, England.

12.6
Interlocutory relief:  Nothing in this clause 12 will prevent either party, at any time, from seeking any urgent interlocutory relief from a court of competent jurisdiction in relation to any matter that arises under this Agreement.

13.	GENERAL

13.1	Force majeure:

(a)
Neither party will be liable to the other party for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused by anything beyond that party’s reasonable control, including (without limitation) war, civil commotion, hostility, act of terrorism, strike, lockout, other industrial act, weather phenomena or other act of God, or governmental regulation or direction (“Force Majeure”), provided that the party seeking to rely on this clause 13.1 has:

(i)	notified the other party as soon as reasonably practicable upon becoming aware of an actual or potential event of Force Majeure;

(ii)	used all reasonable endeavours to avoid, overcome or mitigate the effects of the event of Force Majeure as quickly as practicable; and

(iii)	consulted with the other party on its efforts under clause 13.1(a)(ii).

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	9

(b)	If:

(i)	as a result of a Force Majeure a party is unable to perform any of its material obligations under this Agreement; and

(ii)	the ability of such party to perform any such material obligation has been permanently affected by such Force Majeure,

then the party not subject to the event of Force Majeure may terminate this Agreement on giving the other party 10 Business Days’ written notice.

(c)	Nothing in this clause 13.1 will excuse a party from any obligation to make a payment when due under this Agreement.

13.2	Variations: No amendment, variation or modification to this Agreement will be effective unless it is in writing and signed by duly authorised representatives of both parties.

13.3	Assignment:

(a)	Comvita may assign any or all of its rights and obligations under this Agreement, provided it first obtains the written consent of Derma Sciences, such consent not to be unreasonably withheld.

(b)	Derma Sciences may assign any or all of its obligations under this Agreement, provided it first obtains the written consent of Comvita, such consent not to be unreasonably withheld.

(c)	Derma Sciences may assign any or all of its rights under this Agreement at any time, without requiring the consent of Comvita.

13.4	No waiver:

(a)	A delay, neglect or forbearance by a party in enforcing any provision of this Agreement against the other will not waive or limit any right of that party.

(b)	No provision of this Agreement will be considered waived by a party unless that party waives the provision in writing.

(c)	The parties will not treat a waiver by a party of any breach as a waiver of any continuing or re-occurring breach, unless the parties have expressly agreed to do so in writing.

13.5
Invalid clauses:  If any part of this Agreement is held to be invalid, unenforceable or illegal for any reason, this Agreement will be deemed to be amended by the addition or deletion of wording necessary to remove the invalid, unenforceable or illegal part, but otherwise to retain the provisions of this Agreement to the maximum extent permissible under applicable law.

13.6	Relationship:

(a)	The parties will perform their obligations under this Agreement as independent contractors to each other.

(b)
Nothing in this Agreement will create, constitute or evidence any partnership, joint venture, agency, trust or employer/employee relationship between the parties, unless it expressly states otherwise.  Neither party may represent, or allow anyone to represent, that any such relationship exists between the parties.

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	10

(c)	Neither party will have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided for in this Agreement.

13.7	Notices:

(a)	Each notice or other communication to be given under this Agreement (“Notice”) must be in writing and must be:

(i)	in the English language and clearly legible;

(ii)	sent by pre-paid post, facsimile (confirmed by pre-paid post) or personal delivery to the addressee at the facsimile number, physical address, or postal address specified in clause 13.7(b); and

(iii)	marked for the attention of the person or office holder (if any) specified in clause 13.7(b).

(b)	The initial facsimile number, address, and relevant person or office holder of each party are, unless otherwise notified by the relevant party in writing to the other party, as set out below:

Derma Sciences:	Derma Sciences, Inc.
214 Carnegie Center
Suite 300
Princeton
New Jersey 08540
United States of America

Facsimile:        +1 609 514 8554
Attention:        Chief Executive Officer

Comvita:	Comvita New Zealand Limited
Wilson Road South
Paengaroa
NEW ZEALAND

Facsimile:        +64 7 533 1988
Attention:        Chief Executive Officer

(c)	No Notice will be effective until received. A Notice is, however, deemed to be received:

(i)	in the case of posting, on the third Business Day following the date of posting;

(ii)	in the case of personal delivery, when received; and

(iii)	in the case of a facsimile, following receipt of a report from the machine on which the facsimile was sent confirming that all pages were successfully transmitted,

but any Notice personally delivered or received by facsimile either after 5.00 pm on a Business Day, or on any day that is not a Business Day, will be deemed to have been received on the next Business Day.

exhibit 10.05 - manufacturing agmt	Manufacturing Agreement	11

(d)
Despite clauses 13.7(a) and (c)(i), if the Notice is posted from a country other than the country of the addressee, the method of posting must be pre-paid airmail, and the Notice will be deemed to be received on the seventh Business Day following the date of posting.

13.8
Further action:  Each party agrees to execute, acknowledge and deliver all instruments, make all applications and do all things, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

13.9	Announcements: Neither party may:

(a)	make any press or other public announcement about any aspect of this Agreement; or

(b)	use the name of the other party in connection with or as a result of this Agreement,

without the other party’s prior written consent.

13.10	Entire agreement:

(a)	This Agreement contains the whole of the contract and understanding between the parties relating to the matters covered by it.

(b)	This Agreement supersedes all prior representations, agreements, statements and understandings between the parties relating to those matters, whether verbal or in writing.

(c)	The parties acknowledge that they do not rely on any representation, agreement, term or condition that is not set out in this Agreement.

(d)
To the extent that there is any inconsistency or conflict between the terms set out in a purchase order or invoice and the terms set out in this Agreement, the terms set out in this Agreement will prevail.

13.11	Counterparts:

(a)	The parties may sign this Agreement in any number of counterparts (including facsimile or PDF copies), and a party may enter into this Agreement by signing any counterpart.

(b)	The parties confirm that their signing of this Agreement by such means will be valid and sufficient. All counterparts, when taken together, will constitute one and the same agreement.

13.12	Costs: Each party will bear its own legal costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

13.13	Remedies cumulative:

(a)	The rights of the parties under this Agreement are cumulative.

(b)	The parties do not exclude any rights provided by law, unless otherwise expressly stated in this Agreement.

13.14	UN Convention not to apply: It is specifically agreed between the parties that the United Nations Convention on the International Sale of Goods will not apply to this Agreement.

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SIGNED

COMVITA NEW ZEALAND LIMITED	by:	/s/ Brett D. Hewlett
Signature of Authorised Signatory

Brett D. Hewlett
Name of Authorised Signatory

DERMA SCIENCES, INC	by:	/s/ Edward J. Quilty
Signature of Authorised Signatory

Edward J. Quilty
Name of Authorised Signatory

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SCHEDULE 1

MEDICAL HONEY SPECIFICATIONS

The specifications that Medical Honey must comply with in terms of content, quality and essential features are those specifications set out in Comvita’s Product Specifications numbered 4460A-002, 3980A-001, 4040A-001 and 4124A-001 and Comvita’s Product Information Sheet for Medical Honey 12+ (Code 743), copies of which are attached as an exhibit hereto, as may be updated or revised by Comvita from time to time after consultation with Derma Sciences.

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SCHEDULE 2

OTC PRODUCTS

100% Honey in tubes (maximum retail sale carton up to 10 units)
•	25g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g) – 31515
•	50g
•	3oz (85.05g) -31530

Medihoney Gel (honey with gelling agents) in tubes (maximum retail sale carton up to 10 units)
•	25g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g) – 31515
•	50g
•	3oz (85.05g) -31530

Derma Cream in tubes (maximum retail sale carton up to 10 units)
•	15g
•	20g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g)
•	50g
•	3.0oz (85.05g)

Barrier Cream in tubes (maximum retail sale carton up to 10 units)
•	15g
•	20g
•	1oz (28.35g) – 31501
•	1.5oz (42.52g)
•	50g
•	3.0oz (85.05g)

Sticking plasters
•	Multiple sizes up to 25cm2 honeycolloid or similar patch size with maximum retail box size of 99 “sticking plaster” units

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